EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form S-8 of Carter’s, Inc. dated May 27, 2005, of our reports dated February 25, 2005 relating to the financial statements and financial statement schedule of OshKosh B’Gosh, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh B’Gosh, Inc. for the fiscal year ended January 1, 2005 and incorporated by reference in this Current Report on Form 8-K/A of Carter’s, Inc. dated September 28, 2005.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
September 28, 2005